Exhibit 99.1

News Release
www.dcppartners.com

	Investor Relations Contact:	Andrea Attel
May 6, 2014	Phone:	303-605-1741
	Cell:	720-235-6433

DCP MIDSTREAM PARTNERS REPORTS FIRST QUARTER 2014 RESULTS

•	Strong first quarter 2014 Adjusted EBITDA of $138 million and Distributable Cash Flow of $122 million reflecting growth from dropdowns and organic projects

•	Closed on previously announced $1.15 billion immediately accretive dropdown

•	Began funding the 200 MMcf/d Lucerne 2 plant, an organic growth project, with a total estimated cost of $250 million

•	Fourteenth consecutive quarterly distribution increase now at $2.98 per unit annualized

DENVER - DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three months ended March 31, 2014. The table below reflects results for the three months ended March 31, 2014 and 2013 on a consolidated basis and for the 2013 period as originally reported.

FIRST QUARTER 2014 SUMMARY RESULTS

	Three Months Ended
	March 31,
	2014 (3)		2013 (3)(4)	As Reported in 2013 (4)
	(Unaudited)
	(Millions, except per unit amounts)

Net income attributable to partners(1)(5)	$79		$57	$52
Net income per limited partner unit - basic and diluted(1)(5)	$0.50		$0.48	$0.48
Adjusted EBITDA(2)(5)	$138		$100	$94
Adjusted net income attributable to partners(2)	$93		$67	$62
Adjusted net income per limited partner unit(2) - basic and diluted	$0.65		$0.63	$0.63
Distributable cash flow(2)(5)	$122	$	**	$77

(1)	Includes non-cash commodity derivative mark-to-market losses of $13 million and losses of $10 million for the three months ended March 31, 2014 and 2013, respectively.

(2)
Denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” below.

(3)
Includes our Lucerne 1 plant, which we acquired in March 2014, retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method. In addition, results are presented as originally reported in 2013 for comparative purposes.

(4)
Includes an 80% interest in the Eagle Ford system, of which 46.67% was acquired in March 2013 and is retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method.

(5)	The Partnership recognized $3 million of lower of cost or market adjustments during the three months ended March 31, 2014.
** Distributable cash flow has not been calculated under the pooling method.

CLOSED ON THE PREVIOUSLY ANNOUNCED $1.15 BILLION DROPDOWN
The Partnership closed the previously announced $1.15 billion immediately accretive dropdown from DCP Midstream, the owner of the Partnership's general partner, which included the following:

•	A one-third interest in the 720-mile, fee-based Sand Hills natural gas liquids (NGL) pipeline.

•	A one-third interest in the 800-mile, fee-based Southern Hills NGL pipeline.

•	The remaining 20 percent interest in the Eagle Ford system, bringing the Partnership's ownership interest to 100 percent.

•	Lucerne 1, a 35 million cubic feet per day (MMcf/d) cryogenic natural gas processing plant located in the prolific DJ Basin.
BEGAN FUNDING THE $250 MILLION ORGANIC GROWTH PROJECT IN THE DJ BASIN
During the first quarter 2014, the Partnership also began funding construction work in progress of the Lucerne 2 plant, a 200 MMcf/d plant with an estimated cost of $250 million, which is currently under construction. Lucerne 2 will be a deep-cut cryogenic, natural gas processing plant in the rapidly expanding, liquids-rich DJ Basin that is part of the growing Niobrara shale formation. Once in service, the plant will include a 10-year fee-based processing agreement with DCP Midstream providing a fixed demand charge for 75 percent of capacity for Lucerne 1 and Lucerne 2, along with a throughput fee on all volumes processed at these plants. The Lucerne 2 plant is expected to be placed into service in mid 2015.

RECENT HIGHLIGHTS

•	We are on track to deliver on the key elements of our 2014 business plan

◦	First quarter 2014 results are in line with our 2014 distributable cash flow target

▪	Distributable cash flow of $122 million is up 58 percent from first quarter 2013

▪	Adjusted EBITDA of $138 million is up 38 percent from first quarter 2013

◦	Quarterly distribution increase is in line with 2014 distribution growth target

•	Completed a $1.15 billion dropdown in the first quarter

•	Three growth projects were placed into service during the first quarter:

◦	435-mile Front Range NGL pipeline with150,000 Bbls/d of capacity, owned one-third by the Partnership and operated by Enterprise

◦	200 MMcf/d Goliad plant, part of our Eagle Ford system and connected to Sand Hills pipeline for NGL takeaway to Mont Belvieu

◦	50 MMcf/d O'Connor plant expansion, bringing total plant processing capacity to 160 MMcf/d

•	Strong liquidity and capital markets execution positions us well to continue to achieve our growth plans

◦	Successfully executed the largest debt and equity transactions in the Partnership’s history during the first quarter 2014

◦	Closed on an upsized $1.25 billion credit facility, maturing May 2019, which replaced our $1.0 billion credit facility that was scheduled to mature in November 2016

CEO AND CHAIRMAN’S PERSPECTIVE
“We've started out 2014 strong, completing a $1.15 billion immediately accretive dropdown, the largest dropdown in the Partnership’s history, and placing our Goliad plant, O'Connor plant expansion and Front Range pipeline all into service during the first quarter,” said Wouter van Kempen, CEO and chairman of the Partnership, and CEO and chairman of DCP Midstream. “Executing on our growth for growth strategy as a DCP enterprise, we will continue to focus on being a premier operator, focused on safety, capital efficiency and delivering value to our customers and unitholders.”

PRESIDENT'S PERSPECTIVE
“Strong volumes and recoveries from our Eagle Ford system drove record first quarter results in our Natural Gas Services segment and more than offset slightly lower results in our NGL Logistics and Wholesale Propane segments," said Bill Waldheim, president of the Partnership. "With the continued execution of our growth strategy, we are delivering on our plan as promised and are well positioned to deliver sustainable distribution growth and long-term value to our unitholders."
CONSOLIDATED FINANCIAL RESULTS
Consolidated results are shown using the pooling method of accounting, which includes results associated with DCP Midstream's ownership interests in the Eagle Ford system and Lucerne 1 plant during its periods of ownership. While the Partnership hedges the majority of its commodity risk, results for the three months ended March 31, 2013 reflect DCP Midstream's unhedged portion of its 67 percent ownership interest in the Eagle Ford system.
Adjusted EBITDA for the three months ended March 31, 2014 increased to $138 million from $100 million for the three months ended March 31, 2013, reflecting a one-time favorable contractual producer settlement of $11 million, higher volumes and improved NGL recoveries at our Eagle Ford system, higher unit margins attributable to our Spindletop gas storage facility and higher fee revenue associated with volume growth from the operation of our fee-based O'Connor plant, partially offset by lower volumes on certain assets in our natural gas services segment, lower unit margins in our wholesale propane logistics segment and lower results in our NGL logistics segment due to lower customer inventory and related fees at our NGL storage facility and lower volumes at our Mont Belvieu fractionators. Adjusted EBITDA for the three months ended March 31, 2014 included a $3 million non-cash lower of cost or market price adjustment (LCM adjustment) in our wholesale propane logistics segment.
On April 28, 2014, the Partnership announced a quarterly distribution of $0.745 per limited partner unit. This represents an increase of 1.7 percent over the last quarterly distribution and an increase of 6.4 percent over the distribution declared in the first quarter of 2013. Our distributable cash flow of $122 million for the three months ended March 31, 2014, provided a 1.4 times distribution coverage ratio adjusted for the timing of actual distributions paid during the quarter.

OPERATING RESULTS BY BUSINESS SEGMENT
Natural Gas Services - Adjusted segment EBITDA increased to $124 million for the three months ended March 31, 2014, from $71 million for the three months ended March 31, 2013, reflecting a one-time favorable contractual producer settlement of $11 million, higher volumes and improved NGL recoveries at our Eagle Ford system, higher unit margins attributable to our Spindletop gas storage facility and higher fee revenue associated with volume growth from the operation of our fee-based O'Connor plant, partially offset by lower volumes on certain assets, primarily our Southeast Texas system.
Results are shown using the pooling method of accounting, which include the results of the Lucerne 1 plant for the three months ended March 31, 2014 and 2013, as if we owned the plant during those periods. Results also include the additional 47 percent of the Eagle Ford system for the three months ended March 31, 2013, and reflect the unhedged portion of the Eagle Ford system associated with DCP Midstream's ownership interest.
NGL Logistics - Adjusted segment EBITDA decreased to $17 million for the three months ended March 31, 2014, from $23 million for the three months ended March 31, 2013, reflecting lower customer inventory and related fees at our NGL storage facility and lower volumes at our Mont Belvieu fractionators due to maintenance and unfavorable location pricing, offset by increased throughput on certain of our NGL pipelines.
Wholesale Propane Logistics - Adjusted segment EBITDA decreased to $13 million for the three months ended March 31, 2014, from $22 million for the three months ended March 31, 2013. Results for the three months ended March 31, 2013 were stronger than normal due to higher unit margins associated with favorable hedging of 2012 inventories and higher propane sales volumes and unit margins related to the exporting of propane from our Chesapeake facility. Results for the three months ended March 31, 2014 reflect a $3 million non-cash LCM adjustment, lower unit margins primarily related to higher priced imported and domestic supply in excess of our base business and lower propane sales volumes.
CORPORATE AND OTHER
Interest expense for the three months ended March 31, 2014 increased primarily due to higher debt levels and lower capitalized interest due to assets placed into service.

CAPITALIZATION
At March 31, 2014, the Partnership had $2,310 million of long-term debt outstanding comprised of senior notes and $21 million of short-term debt outstanding under our commercial paper program. Total available revolver capacity was $978 million. Our leverage ratio pursuant to our credit facility for the quarter ended March 31, 2014, was approximately 3.6 times. Our effective interest rate on our overall debt position, as of March 31, 2014, was 4.0 percent.
COMMODITY DERIVATIVE ACTIVITY
The objective of our commodity risk management program is to protect downside risk in our distributable cash flow. We utilize mark-to-market accounting treatment for our commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing our commodity derivative instruments based on futures pricing at the end of the period creates assets or liabilities and associated non-cash gains or losses. Realized gains or losses from cash settlement of the derivative contracts occur monthly as our physical commodity sales are realized or when we rebalance our portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of our commodity derivative instruments do not affect our distributable cash flow.
For the three months ended March 31, 2014, commodity derivative activity and total revenues included non-cash losses of $13 million. This compares to non-cash losses of $10 million for the three months ended March 31, 2013. Net hedge cash settlements for the three months ended March 31, 2014, were payments of $2 million. Net hedge cash settlements for the three months ended March 31, 2013, were receipts of $10 million.

EARNINGS CALL
DCP Midstream Partners will hold a conference call to discuss first quarter results on Wednesday, May 7, 2014, at 10:00 a.m. ET. The dial-in number for the call is 1-800-708-4539 in the United States or 1-847-619-6396 outside the United States. The conference confirmation number for login is 37065236. A live webcast of the call can be accessed on the Investor section of DCP Midstream Partners' website at www.dcppartners.com. The call will be available for replay one hour after the end of the conference until Midnight ET, on May 28, 2014, by dialing 1-888-843-7419 in the United States or 1-630-652-3042 outside the United States. The replay conference number is 37065236. A replay, transcript and presentation slides in PDF format will also be available by accessing the Investor section of the Partnership's website.

NON-GAAP FINANCIAL INFORMATION
This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA, adjusted segment EBITDA, adjusted net income attributable to partners, adjusted net income allocable to limited partners, and adjusted net income per limited partner unit. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. The Partnership's non-GAAP financial measures should not be considered in isolation or as an alternative to its financial measures presented in accordance with GAAP, including operating revenues, net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.

We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, net income attributable to noncontrolling interests net of depreciation and income tax, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Historical distributable cash flow is calculated excluding the impact of retrospective adjustments related to any acquisitions presented under the pooling method. Maintenance capital expenditures are cash expenditures made to maintain our cash flows, operating or earnings capacity. These expenditures add on to or improve capital assets owned, including certain system integrity, compliance and safety improvements. Maintenance capital expenditures also include certain well connects, and may include the acquisition or construction of new capital assets. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates. Distributable cash flow is used as a supplemental liquidity and performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess the Partnership's ability to make cash distributions to its unitholders and its general partner.

We define adjusted EBITDA as net income or loss attributable to partners less interest income, noncontrolling interest in depreciation and income tax expense and non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners less non-cash commodity derivative gains for that segment, plus depreciation and amortization expense and non-cash commodity derivative losses for that segment, adjusted for any noncontrolling interest on depreciation and amortization expense for that segment. The Partnership's adjusted EBITDA equals the sum of its adjusted segment EBITDAs, plus general and administrative expense.

Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as a supplemental performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others to assess:

•	financial performance of the Partnership's assets without regard to financing methods, capital structure or historical cost basis;

•	the Partnership's operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities;

•	performance of the Partnership's business excluding non-cash commodity derivative gains or losses; and

•
in the case of Adjusted EBITDA, the ability of the Partnership's assets to generate cash sufficient to pay interest costs, support its indebtedness, make cash distributions to its unitholders and general partner, and finance maintenance capital expenditures.

We define adjusted net income attributable to partners as net income attributable to partners, plus non-cash derivative losses, less non-cash derivative gains. Adjusted net income per limited partner unit is then calculated from adjusted net income attributable to partners. These non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. Adjusted net income attributable to partners and adjusted net income per limited partner unit are provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.

ABOUT DCP MIDSTREAM PARTNERS
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LP, which in turn is managed by its general partner, DCP Midstream GP, LLC which is 100 percent owned by DCP Midstream, LLC, a joint venture between Phillips 66 and Spectra Energy. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.

CAUTIONARY STATEMENTS
This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the Partnership's control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership's actual results may vary materially from what management anticipated, estimated, projected or expected.

The key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are described in detail in the Partnership’s annual and quarterly reports most recently filed with the Securities and Exchange Commission and other such matters discussed in the “Risk Factors” section of the Partnership’s 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2014. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM PARTNERS, LP
FINANCIAL RESULTS AND
SUMMARY BALANCE SHEET DATA
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013	As Reported in 2013
	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$1,013	$685	$668
Transportation, processing and other	83	64	63
Losses from commodity derivative activity, net	(15)	—	—
Total operating revenues	1,081	749	731
Purchases of natural gas, propane and NGLs	(885)	(597)	(586)
Operating and maintenance expense	(45)	(46)	(45)
Depreciation and amortization expense	(26)	(21)	(20)
General and administrative expense	(16)	(16)	(16)
Other expense	(1)	(4)	(4)
Total operating costs and expenses	(973)	(684)	(671)
Operating income	108	65	60
Interest expense	(19)	(12)	(12)
Earnings from unconsolidated affiliates	3	8	8
Income tax expense	(3)	(1)	(1)
Net income attributable to noncontrolling interests	(10)	(3)	(3)
Net income attributable to partners	79	57	52
Net income attributable to predecessor operations	(6)	(11)	(6)
General partner's interest in net income	(26)	(15)	(15)
Net income allocable to limited partners	$47	$31	$31

Net income per limited partner unit — basic and diluted	$0.50	$0.48	$0.48

Weighted-average limited partner units outstanding — basic and diluted	93.4	65.1	65.1

			As Reported
	March 31,	December 31,	December 31,
	2014	2013	2013
	(Millions)

Cash and cash equivalents	$27	$12	$12
Other current assets	477	491	491
Property, plant and equipment, net	3,146	3,046	3,005
Other long-term assets	1,787	1,018	1,018
Total assets	$5,437	$4,567	$4,526

Current liabilities	$374	$723	$722
Long-term debt	2,310	1,590	1,590
Other long-term liabilities	42	41	41
Partners' equity	2,678	1,985	1,945
Noncontrolling interests	33	228	228
Total liabilities and equity	$5,437	$4,567	$4,526

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013	As Reported in 2013
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net income attributable to partners	$79	$57	$52
Interest expense	19	12	12
Depreciation, amortization and income tax expense, net of noncontrolling interests	27	21	20
Non-cash commodity derivative mark-to-market	13	10	10
Adjusted EBITDA	138	100	94
Interest expense	(19)	(12)	(12)
Depreciation, amortization and income tax expense, net of noncontrolling interests	(27)	(21)	(20)
Other	1	—	—
Adjusted net income attributable to partners	93	$67	62
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(6)		(7)
Distributions from unconsolidated affiliates, net of earnings	10		3
Depreciation and amortization, net of noncontrolling interests	24		19
Impact of minimum volume receipt for throughput commitment	2		2
Discontinued construction projects	1		4
Adjustment to remove impact of pooling	(6)		(6)
Other	4		—
Distributable cash flow(1)	$122		$77

Adjusted net income attributable to partners	$93	$67	$62
Adjusted net income attributable to predecessor operations	(6)	(11)	(6)
Adjusted general partner's interest in net income	(26)	(15)	(15)
Adjusted net income allocable to limited partners	$61	$41	$41

Adjusted net income per limited partner unit - basic and diluted	$0.65	$0.63	$0.63

Net cash provided by operating activities	$146	$152	$147
Interest expense	19	12	12
Distributions from unconsolidated affiliates, net of earnings	(10)	(3)	(3)
Net changes in operating assets and liabilities	(17)	(64)	(65)
Net income attributable to noncontrolling interests, net of depreciation and income tax	(12)	(4)	(4)
Discontinued construction projects	(1)	(4)	(4)
Non-cash commodity derivative mark-to-market	13	10	10
Other, net	—	1	1
Adjusted EBITDA	$138	$100	$94
Interest expense	(19)		(12)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(6)		(7)
Distributions from unconsolidated affiliates, net of earnings	10		3
Adjustment to remove impact of pooling	(6)		(6)
Discontinued construction projects	1		4
Other	4		1
Distributable cash flow(1)	$122		$77

(1)	Distributable cash flow has not been calculated under the pooling method.

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
(Unaudited)

	Three Months Ended
	March 31,
	2014		As Reported in 2013
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$122		$77
Distributions declared	$106		$69
Distribution coverage ratio - declared	1.15	x	1.12	x

Distributable cash flow	$122		$77
Distributions paid	$86		$54
Distribution coverage ratio - paid	1.42	x	1.43	x

	Three Months Ended
	March 31,
	2014	2013	As Reported in 2013
	(Millions, except as indicated)
Natural Gas Services Segment:
Financial results:
Segment net income attributable to partners	$90	$44	$39
Non-cash commodity derivative mark-to-market	12	9	9
Depreciation and amortization expense	24	19	18
Noncontrolling interests on depreciation and income tax	(2)	(1)	(1)
Adjusted segment EBITDA	$124	$71	$65

Operating and financial data:
Natural gas throughput (MMcf/d)	2,373	2,325	2,307
NGL gross production (Bbls/d)	138,827	117,364	114,106
Operating and maintenance expense	$38	$39	$38

NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$16	$22	$22
Depreciation and amortization expense	1	1	1
Adjusted segment EBITDA	$17	$23	$23

Operating and financial data:
NGL pipelines throughput (Bbls/d)	92,275	84,294	84,294
Operating and maintenance expense	$4	$4	$4

Wholesale Propane Logistics Segment:
Financial results:
Segment net income attributable to partners	$11	$20	$20
Non-cash commodity derivative mark-to-market	1	1	1
Depreciation and amortization expense	1	1	1
Adjusted segment EBITDA	$13	$22	$22

Operating and financial data:
Propane sales volume (Bbls/d)	32,049	33,759	33,759
Operating and maintenance expense	$3	$3	$3

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	As Reported Q213	As Reported Q313	As Reported Q413	Q114	Twelve months ended March 31, 2014
	(Millions, except as indicated)

Net income (loss) attributable to partners	$102	$(1)	$28	$79	$208
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(3)	(6)	(7)	(6)	(22)
Depreciation and amortization expense, net of noncontrolling interests	21	24	23	24	92
Non-cash commodity derivative mark-to-market	(58)	50	35	13	40
Distributions from unconsolidated affiliates, net of earnings	3	3	(3)	10	13
Impact of minimum volume receipt for throughput commitment	2	2	(6)	2	—
Discontinued construction projects	—	—	4	1	5
Adjustment to remove impact of pooling	—	—	—	(6)	(6)
Other	1	—	5	5	11
Distributable cash flow	$68	$72	$79	$122	$341
Distributions declared	$72	$82	$86	$106	$346
Distribution coverage ratio - declared	0.94x	0.88x	0.92x	1.15x	0.99x

Distributable cash flow	$68	$72	$79	$122	$341
Distributions paid	$69	$72	$82	$86	$309
Distribution coverage ratio - paid	0.99x	1.00x	0.96x	1.42x	1.10x